Exhibit 23.a.

INDEPENDENT AUDITORS'  CONSENT

We consent to the incorporation by reference in this Registration Statement of Great Plains Energy Incorporated on Form S-3 of our report dated March 9, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting principles), appearing in the Annual Report on Form 10-K/A of Great Plains Energy Incorporated for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/Deloitte & Touche LLP

Kansas City, Missouri
April 14, 2004